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                                                                   EXHIBIT 10.44



                                VOTING AGREEMENT



         THIS AGREEMENT is made and entered into as of the 7th day of April, 1999, by and between JEROME M. LAPIN ("Lapin"), and AMERICAN COIN MERCHANDISING, INC., a Colorado corporation (the "Company"), and the corporate secretary of the Company ("Trustee").

         1. Background. Lapin owns 465,932 shares of Common Stock in the Company (the "Shares"). In order to facilitate continuity in the management of the Company and to promote the long-term growth and success of the Company, the parties desire to provide in this Agreement for Trustee to have the power and authority to vote the Shares owned by Lapin on all corporate actions. The parties further desire for Trustee to vote the Shares in accordance with the recommendations of a majority of the Company's continuing Directors (the "Continuing Directors"). The consideration for this Agreement is the mutual promises and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

         2. Voting of Shares. The parties hereby agree that, at any annual or special meeting of the shareholders of the Company during the term of this Agreement, or pursuant to any action taken by written consent of the shareholders of the Company during the term of this Agreement, the Shares shall be voted by Trustee as directed by a majority of the Continuing Directors (who are defined as the Directors then serving from among Randy Fagundo, Abbe Stutsman, Dick Jones, Greg Theisen, and John Sullivan. In directing how the Trustee shall vote the Shares, the Continuing Directors shall use their business judgment as required by Delaware corporate law.

         3. Proxy. Concurrent with the execution of this Agreement, Lapin shall execute an irrevocable proxy appointing Trustee as his true and lawful attorney in fact to vote the Shares.

         4. All Other Rights Retained. The parties acknowledge that, except as expressly provided herein, Lapin shall retain all of the rights, powers and privileges of a shareholder of the Company with respect to the Shares, pursuant to the Company's Articles of Incorporation, as amended, and in accordance with applicable law.

         5. Termination of Agreement. This Agreement shall terminate with respect to any shares sold pursuant to the provisions of that certain Stock Restriction Agreement by and between Lapin and the Company, dated as of the date hereof, effective upon the closing of such a sale. This Agreement shall also terminate at such time as none of the following directors (Randy Fagundo, Abbe Stutsman, Dick Jones and Greg Theisen) are Continuing Directors. Otherwise, this Agreement shall terminate concurrently with the termination of Lapin's consulting relationship with the Company under the terms of that certain Management Transition Agreement, dated as of the date hereof, between the Company and Lapin.

         6. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns. This Agreement shall be governed by the laws of the State of Colorado and shall be specifically enforceable to the extent permitted by such laws.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


AMERICAN COIN MERCHANDISING, INC.   TRUSTEE



      /s/ Randall J. Fagundo                  /s/ Randall J. Fagundo
     ---------------------------             -------------------------------
By:  Randall J. Fagundo                 By:  Randall J. Fagundo
Its: Chief Operating Officer                 Its:  Corporate Secretary



 /s/ Jerome M. Lapin
------------------------------------
Jerome M. Lapin, individually